Exhibit 99.1

Armata Pharmaceuticals Announces First Quarter 2026 Results and Provides Corporate Update

Entered into secured credit agreement with Innoviva for $25 million maturing in 2029

LOS ANGELES, California, May 13, 2026 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a late clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its first quarter ended March 31, 2026, and provided a corporate update.

“Our top priority in 2026 is advancing Armata’s lead Staphylococcus aureus (“S. aureus”) therapeutic phage candidate, AP-SA02, into a Phase 3 superiority study in complicated S. aureus bacteremia (“SAB”),” said Dr. Deborah Birx, Chief Executive Officer of Armata. “We are focused on initiating a rigorously designed and operationally efficient study designed to support a future Biologics License Application (“BLA”) submission and potential registration. If successful, AP-SA02 has the potential to offer an important new treatment option for patients facing this serious and often life-threatening infection. We believe this program will establish a foundation for expanding our phage platform into additional indications. Ultimately, we believe there is a significant opportunity for this innovative antibacterial technology to have a broad impact on antimicrobial resistance, which represents one of the significant public health challenges of modern medicine.”

“I also want to highlight other important recent developments including the granting by the U.S. Food and Drug Administration (the “FDA”) of both Qualified Infectious Disease Product (“QIDP”) and Fast Track Designation for AP-SA02. Additionally, the recent appointment of Dr. Daniel Gilmer to Armata’s Board brings commercial leadership and experience as we continue to move toward potential registration and commercialization. We are pleased to have the ongoing backing of Innoviva, our largest shareholder who has supported us since 2020, in providing additional financing that will help us to advance AP-SA02, and we are continuing to pursue additional sources of funding, including non-dilutive sources,” concluded Dr. Birx.

First Quarter 2026 and Recent Developments:

Clinical and Regulatory

●	Preparations are ongoing to advance AP-SA02, a novel intravenously administered multi-phage therapeutic, into a Phase 3 superiority study in complicated SAB caused by methicillin-sensitive S. aureus (“MSSA”) or methicillin resistant S. aureus (“MRSA”).
o	The study is expected to initiate in the second half of 2026.

●	Announced that the FDA granted Fast Track Designation to AP-SA02 for adjunct treatment of complicated bacteremia caused by MSSA or MRSA, advancing AP-SA02 on a faster path to potential approval and patient access.
o	Facilitates the development and expedites the review of investigational therapies that treat serious conditions and fill an unmet medical need.
o	Provides for more frequent interactions with the FDA regarding all aspects of a designated drug’s clinical development program, supporting a more efficient path to registration.
o	Allows for rolling review of a BLA, meaning completed sections may be submitted and reviewed on an ongoing basis rather than waiting for the full application.
o	Fast Track-designated programs may also be eligible for Accelerated Approval and Priority Review if supported by clinical data at the time of BLA submission, further supporting a faster path to potential approval and patient access.

●	Announced that the FDA granted AP-SA02 for intravenous use as a QIDP for adjunct treatment of complicated SAB caused by MSSA or MRSA.
o	To achieve QIDP designation, a drug candidate must be intended to treat serious or life-threatening infections, particularly those caused by bacteria and fungi that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA.
o	The QIDP designation makes AP-SA02 eligible to benefit from certain incentives for the development of new antibacterials provided under the Generating Antibiotic Incentives Now (GAIN) Act, including an additional five-year extension of Hatch-Waxman market exclusivity.

Financial

●	On May 12, 2026, entered into a secured credit agreement with Innoviva Strategic Opportunities LLC, a wholly owned subsidiary of Innoviva, Inc., Armata’s largest shareholder, for a loan of $25.0 million that will mature on January 11, 2029.
o	Proceeds from the transaction will be used to continue to advance development of AP-SA02.

●	On January 23, 2026, Armata entered into amendments to the March 2025 Credit Agreement, the 2024 Credit Agreement, the 2023 Credit Agreement, and the Convertible Credit Agreement with Innoviva Strategic Opportunities LLC, extending the maturity dates to June 1, 2027. In exchange for such amendments, the Company also amended certain outstanding Innoviva warrants to extend their expiration dates to January 26, 2031, and amended the related voting agreement to align with the revised warrant expiration date or FDA approval, as applicable.

Corporate Governance

●	Appointed biopharmaceutical commercial executive Daniel B. Gilmer, Ph.D. to Board of Directors.
o	Dr. Gilmer brings 20 years of experience in healthcare commercialization (Pfizer, Inc.), management consulting (McKinsey & Co.), and academic research (Rockefeller University, National Institutes of Health).
o	At Pfizer:
◾	Most recently led an organization responsible for quality and promotional review across 50+ U.S. brands.
◾	Launched PAXLOVIDTM following approval by the FDA.
◾	In Inflammation & Immunology Commercial Development, helped shape strategy for a portfolio of rheumatology and immunology assets.
◾	Contributed to COVID-19 vaccine-enabling operating model and R&D portfolio strategy.
o	Authored multiple peer-reviewed publications on phage lysins and antimicrobial resistance.

Presentations and Publications

●	Further advanced bacteriophage science through presentations and publications.
o	Published a paper, titled, “Structural atlas of Pakpunavirus P7-1 reveals determinants of virion stability and genome ejection" in Communications Biology, a peer-reviewed journal from Nature Portfolio. The paper describes the structure of phage P7-1, included in Armata's Pseudomonas aeruginosa phage cocktail, AP-PA02.
o	Presented at the 8th Annual Bacteriophage Therapy Summit held on March 24-26 in London, UK.

First Quarter 2026 Financial Results

Grant and Award Revenue. The Company recognized grant and award revenue of $0.8 million for the three months ended March 31, 2026, as compared to $0.5 million in the comparable period in 2025. This represents the Medical Technology Enterprise Consortium’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of SAB.

Research and Development. Research and development expenses for the three months ended March 31, 2026 were approximately $6.1 million compared to approximately $5.4 million for the comparable period in 2025. The increase was primarily due to a large credit recorded in the prior year period related to AP-PA02 NCFB trial costs. Excluding this prior period credit, research and development expenses increased modestly period over period, reflecting ongoing AP-SA02 program activities.

General and Administrative. General and administrative expenses for the three months ended March 31, 2026 were approximately $3.5 million, compared to approximately $3.3 million for the comparable period in 2025. The increase of $0.2 million is primarily related to an increase in stock-based compensation expense.

Loss from Operations. Loss from operations for the three months ended March 31, 2026 was approximately $8.8 million, compared to a loss from operations of approximately $8.2 million for the comparable period in 2025.

Net Loss. The net loss for the first quarter of 2026 was $115.3 million, or $3.16 loss per share on a basic and diluted basis, as compared to a net loss of $6.5 million, or $0.18 loss per share basic and $0.20 loss per share diluted, for the comparable period in 2025.

Cash and Cash Equivalents. As of March 31, 2026, Armata held approximately $4.8 million of unrestricted cash and cash equivalents, compared to $8.7 million as of December 31, 2025.

As of May 8, 2026, approximately 36.7 million common shares were outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a late clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, S. aureus, and other important pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; Armata's planned clinical trials; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 25, 2026, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$4,754	$8,688
Prepaid expenses and other current assets	1,145	1,508
Other receivables	47	472
Total current assets	5,946	10,668
Property and equipment, net	11,780	12,194
Operating lease right-of-use asset	33,395	33,911
Intangible assets, net	13,746	13,746
Other long term assets	4,933	6,363
Total assets	$69,800	$76,882

Liabilities and stockholders’ deficit
Accounts payable, accrued and other current liabilities	$9,228	$8,947
Total current liabilities	9,228	8,947
Convertible loan, non-current	254,922	153,860
Term debt, non-current	87,976	103,061
Operating lease liabilities, net of current portion	26,183	26,533
Deferred tax liability	3,077	3,077
Total liabilities	381,386	295,478
Total stockholders’ deficit	(311,586)	(218,596)
Total liabilities and stockholders’ deficit	$69,800	$76,882

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Grant and award revenue	$789	$491
Operating expenses
Research and development	6,111	5,429
General and administrative	3,463	3,253
Total operating expenses	9,574	8,682
Operating loss	(8,785)	(8,191)
Other income (expense)
Interest income	60	59
Interest expense	(5,559)	(3,602)
Change in fair value of the Convertible Loan	(101,062)	5,203
Total other income (expense), net	(106,561)	1,660
Net loss	$(115,346)	$(6,531)
Per share information:
Net loss per share, basic	$(3.16)	$(0.18)
Weighted average shares outstanding, basic	36,530,284	36,184,802
Net loss per share, diluted	$(3.16)	$(0.20)
Weighted average shares outstanding, diluted	36,530,284	59,478,662

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating activities:
Net loss	$ (115,346)	$ (6,531)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation expense	457	377
Stock-based compensation expense	1,075	781
Change in fair value of the Convertible Loan	101,062	(5,203)
Non-cash interest expense	5,555	3,596
Change in right-of-use asset	516	597
Changes in operating assets and liabilities	899	(1,197)
Net cash used in operating activities	(5,782)	(7,580)
Investing activities:
Purchases of property and equipment	(63)	(99)
Net cash used in investing activities	(63)	(99)
Financing activities:
Proceeds from issuance of term debt, net of issuance costs	—	10,000
Payments for taxes related to net share settlement of equity awards	(63)	(14)
Proceeds from exercise of stock options	704	—
Net cash provided by financing activities	641	9,986
Net (decrease) increase in cash, cash equivalents and restricted cash	(5,204)	2,307
Cash, cash equivalents and restricted cash, beginning of period	14,078	14,771
Cash, cash equivalents and restricted cash, end of period	$ 8,874	$ 17,078

Cash and cash equivalents	$ 4,754	$ 11,688
Restricted cash	4,120	5,390
Cash, cash equivalents and restricted cash	$ 8,874	$ 17,078